Exhibit 99.1

News Release

Investor Relations Contact:

Jennifer Jarman

The Blueshirt Group

415-217-5866

jennifer@blueshirtgroup.com

Internet Patents Corporation Reports First Quarter 2013 Results

SACRAMENTO, Calif., May 3, 2013 – Internet Patents Corporation (“IPC”) (NASDAQ: PTNT) today reported financial results for the first quarter ended March 31, 2013.

“We currently have patent infringement lawsuits in progress against six companies, two of which are alleged to infringe our Event Log patent, and four of which are alleged to infringe our Dynamic Tabs patent,” said Hussein Enan, Chairman and CEO of Internet Patents Corporation. “While we did not file any additional patent infringement lawsuits during the first quarter, we continue to review and identify other potential infringers of our strong portfolio of e-commerce patents and expect to take additional actions in 2013.”

Operating Highlights

As of the quarter ended March 31, 2013:

-	The Company reported a net loss for the first quarter of 2013 of $451,000, or $0.06 per share.

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Total operating expenses of $456,000 was lower than the Company’s target range of $0.6 to $0.8 million. This was due to the Company incurring lower patent litigation costs than anticipated. We expect operating expenses for the foreseeable future to range between $0.5 million and $0.7 million per quarter.

-	Cash and cash equivalents and short-term investments were $33.0 million, which includes $1.0 million in restricted cash equivalents.

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The number of shares of Internet Patents Corporation common stock issued and outstanding was 7,751,952. Options representing a total of 114,560 shares of common stock remain outstanding and exercisable as of that same date.

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Net operating loss (NOL) carry forwards were approximately $141.3 million and $63.2 million for federal income tax and state income tax purposes, respectively. Included in these amounts are unrealized federal and state net operating loss deductions resulting from stock option exercises of approximately $6.7 million each. The benefit of these unrealized stock option-related deductions has not been included in deferred tax assets and will be recognized as a credit to additional paid-in capital when realized. Federal and state net operating loss carry forwards begin or have begun expiring in 2019 and 2013 respectively.

About Internet Patents Corporation

Headquartered in Sacramento, CA, Internet Patents Corporation (NASDAQ: PTNT) operates a patent licensing business focused on its e-commerce technologies.www.internetpatentscorporation.net

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Internet Patents Corporation that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,”“could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,”“plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Internet Patent Corporation’s business, which include, but are not limited to: the unpredictable nature of patent licensing and patent litigation; potential changes in the laws and regulations relating to patents and patent litigation; the risk that we are not currently engaged in the patent licensing business, and our patent portfolio has never generated revenues; future changes we may make in our patent licensing strategy; and changes in the taxation of income due to the disallowance or expiration of the Company’s net operating losses. Unless legally required, Internet Patents Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$30,527	$31,068
Short-term investments	1,493	1,497
Restricted cash equivalents and short-term investments	1,000	1,000
Prepaid expenses and other current assets	148	169
Total current assets	33,168	33,734
Property and equipment, net	27	32
Other assets	27	27
Total assets	$33,222	$33,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$149	$234
Accrued expenses	312	346
Total current liabilities	461	580

Income tax liability	101	101
Total liabilities	562	681

Stockholders’ equity:
Common stock	11	11
Paid-in capital	221,726	221,726
Treasury stock	(6,788)	(6,788)
Unrealized loss on available-for-sale securities	(1)	-
Accumulated deficit	(182,288)	(181,837)
Total stockholders’ equity	32,660	33,112
Total liabilities and stockholders’ equity	$33,222	$33,793

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2013	2012

Total revenues	$-	$-

Operating expenses:
General and administrative	456	837
Total operating expenses	456	837
Loss from operations	(456)	(837)
Other income	5	100
Net loss	$(451)	$(737)

Net loss per share:
Basic and diluted	$(0.06)	$(0.10)

Shares used in computing net loss per share:
Basic and diluted	7,752	7,379

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